Exhibit 10.30

FIRST AMENDMENT TO

HELEN OF TROY LIMITED

2008 EMPLOYEE STOCK PURCHASE PLAN

This First Amendment (this “Amendment”)  to Helen of Troy Limited 2008 Employee Stock Purchase Plan (the “Plan”) is approved by the Board of Directors of Helen of Troy Limited on this 25 day of August, 2009 and is effective as of the same date.

Article I

DEFINITIONS

All capitalized terms not defined herein shall have the meaning assigned to them in the Plan.

Article II

AMENDMENTS

1.         Section 1. The following sentence is hereby added immediately following the second sentence of Section 1 of the Plan:

“This Plan also authorizes the grant of options that do not qualify under Section 423 of the Code (the “Non-423 Plan”) pursuant to the rules,  procedures, or sub plans adopted by the Committee designed to accommodate the specific requirements of laws and procedures in non-United States jurisdictions. Except as otherwise indicated, the Section 423 Plan (as defined below) and the Non-423 Plan will operate and be administered in the same manner.”

2.         Section 2(g).  The following sentence is  hereby added immediately following the first sentence of Section 2(g) of the Plan:

“If a Subsidiary has been designated by the Board or Committee as eligible to participate in this Plan, the Committee shall determine whether such Designated Subsidiary shall participate in the Section 423 Plan or the Non-423 Plan.”

3.         Section 2(r), 2(s) and 2(t).  The following definitions are hereby added in Section 2 of the Plan in  alphabetical order, as follows:

“(r)         “Maximum Offering” shall mean, with respect to some or all Participants in the Non-423 Plan, a  maximum number or value of shares of Common Stock made available in a certain period (e.g., 12-month period) in  specified countries, locations or Designated Subsidiaries.

(s)          “Non-423 Plan” shall mean an employee stock purchase plan which does not meet the requirements set forth in Section 423 of the Code.

(t)          “Section 423 Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423 of the Code. The provisions of the Section 423 Plan shall be construed, administered and enforced in accordance with Section 423 of the Code.”

4.         Section 4.1.  Section 4.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“4.1       An Employee who is eligible to participate in this Plan in accordance with Section 3 may become a Participant by filing and completing the appropriate form or following the procedures prescribed by the Committee, in each case, on a date prescribed by the Committee prior to an applicable Entry Date.    An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Compensation,  not to exceed fifteen percent (15%) of the Employee’s Compensation, or such lesser percentage as specified by the Committee as applied to an Entry Date or Option Period. An eligible Employee may authorize other contributions rather than payroll deductions to the extent permitted by the Committee for Participants in the Non-423 Plan (or the Section 423 Plan if permitted under the regulations for Section 423 of the Code). All payroll deductions may be held by the Company and commingled with its other corporate funds. Payroll deductions under the Non-423 Plan (or the Section 423 Plan if permitted under the regulations for Section 423 of the Code) may be segregated from the Company’s other corporate funds, where, as determined by the Committee, local law requires segregation of such accounts. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee. Interest may be paid or credited to the Participant with respect to payroll deductions where required by local law, as determined by the Committee, for Participants in the Non-423 Plan (or the Section 423 Plan if permitted under the regulations for Section 423 of the Code).  A separate bookkeeping account for each Participant shall be maintained by the Company under this Plan and the amount of each Participant’s  payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account. An actual account for each Participant  may be maintained by the Company under this Plan where required by local law, as determined by the Committee, for Participants in the Non-423 Plan (or the Section 423 Plan if permitted under the regulations for Section 423 of the Code).

5.         Section 4.3.  The following provision is hereby added immediately following Section 4.2 of the Plan:

“4.3.       Any references to payroll deductions in the Plan shall be read as references to payroll deductions or other contributions. Any references in the Plan to the payment of interest (or lack thereof) shall be read in accordance with Section 4.1 of the Plan.”

6.         Section 5.l. The following sentence is hereby added immediately following the second sentence of Section 5.1  of the Plan:

“The Committee may also specify a Maximum Offering.”

7.         Section 5.5.  The following sentences are hereby added immediately following the third sentence of Section 5.5 of the Plan:

“If the total  number of shares of Common Stock for which options granted under this Plan are exercisable exceeds the Maximum Offering (if any),  the number of shares which may be purchased under options granted on the Entry Date shall be reduced on a pro rata basis in as uniform manner as shall be practicable and equitable. In this event, payroll deductions shall also be reduced or refunded accordingly.”

Article Ill

GENERAL

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Plan, all of which are ratified and affirmed in all respects and shall continue in full force and effect.